UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2005

Power3 Medical Products, Inc.

(Exact name of registrant as specified in its charter)

New York	0-24921	65-0565144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Research Forest Drive, Suite B2-3

The Woodlands, Texas 77381

(Address of principal executive offices and zip code)

(281) 466-1600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry Into a Material Definitive Agreement.

On May 24, 2005, Power 3 Medical Products, Inc. (the “Company” or “Power3”) entered into a Collaboration Agreement (the “Agreement”) with BioSite Incorporated (“Biosite”).  The Agreement provides that the Company and Biosite will engage in a collaborative research program in which Biosite will attempt to develop antibodies and diagnostic assays for selected target biomolecules proposed by the Company.  The Company and Biosite will then assess the diagnostic and therapeutic potential of these antibodies and diagnostic assays for breast cancer and neurological diseases.  If the antibodies and diagnostic assays are found to have diagnostic and/or therapeutic potential, Biosite will develop and commercialize Biosite Products for the detection and/or treatment of breast cancer and/or neurological diseases.  Biosite will make milestone payments to the Company, as well as pay royalties on the sale of any Biosite Products containing antibodies to any selected target biomolecule claimed in a patent application or an issued patent.

More specifically, the Agreement provides that the Company shall propose target biomolecules for the collaborative research program; Biosite and the Company shall mutually select certain target biomolecules for immunization (“Program Target”); and Biosite shall use commercially reasonable efforts to develop monoclonal and omniclonal antibodies to the selected target biomolecules that meet the specification set out by the parties (“Program Antibodies”).  Upon Biosite’s written request subsequent to the delivery of Program Antibodies to the Company, the Company will provide Biosite with blood-based clinical samples useful in the assessment of the Program Antibodies.

Biosite will use commercially reasonable efforts to generate an ELISA-based assay for each Program Target for which Biosite has generated Program Antibodies.  If Biosite successfully develops an ELISA-based assay for any such Program Target, Biosite shall analyze each of the clinical samples provided by Power3 with such assay and shall provide the resulting data to Power3.

Under the terms of the Agreement, Power3 grants to Biosite a worldwide, royalty-bearing license under the Power3 patent rights for the target biomolecules and Power3 know-how rights to develop, make, have made, use, offer for sale, sell and import Biosite Products for use in the detection, prognosis, diagnosis or monitoring of any breast cancer-related disease.  This license is exclusive with the right to grant sublicenses for the assay of less than or equal to 100 patient samples per hour.  This license is semi-exclusive, with the right for each party to grant one sublicense, for the assay of 100 or more patient samples per hour.

Under the terms of the Agreement, Power3 grants to Biosite a non-exclusive, worldwide, royalty-bearing license under the Power3 patent rights for the target biomolecules and Power3 know-how rights to develop, make, have made, use, offer for sale, sell and import Biosite Products for use in the detection, prognosis, diagnosis or monitoring of any neurological-related disease.  This license includes the right for Biosite to grant one sublicense for each Program Target, provided that the grant of such sublicense will replace Biosite’s own rights under the license.

In consideration for the collection and transfer of samples, Biosite shall pay specified  fees to Power3 based on  a  minimum number of samples delivered to Biosite and per unit fees for samples delivered in excess of the minimum.

Biosite shall pay the Company milestone payments based on certain specified events as follows:

•                  upon the earlier of (a) the First Commercial Sale by Biosite of a Biosite Product, or the effective date of the first written agreement between Biosite and a Third Party sublicensee for a sublicense,

•                  upon demonstration, as determined in Biosite’s sole and reasonable discretion, that a panel of antibodies (including one or more antibodies to a Program Target) is suitable for development of a commercial product,

•                  upon the first submission by Biosite of the first 510k or PMA to the FDA for the first Biosite Product; and

•                  upon the first FDA approval of the first 510k or PMA submitted by Biosite for the first Biosite Product.

Commencing at the end of the first full calendar year following the date of First Commercial Sale for the first Biosite Product, and at the end of each subsequent calendar year during the term of this Agreement, Biosite shall pay the Company specified annual minimum royalties.

During the applicable Royalty Term for a Biosite Product, on a country-by-country basis, Biosite shall pay the Company royalties, with respect to each Biosite Product equal to a specified percentage of Net Sales of each Biosite Product in that country.

In addition to the specified royalty payments, to the extent that Biosite reaches certain specified sales targets, then Biosite shall be obligated to make additional payment to the Company.

The Agreement expires upon the expiration of the last to expire applicable Power3 patent right. The agreement may be terminated for cause, by either party or upon written notice by either party following the twenty four month anniversary date of the Agreement, or by Biosite if it is unable to develop and deliver Program antibodies to the to the Program Targets.

The Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2005 with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power 3 Medical Products, Inc.

	By:	/s/ Michael J. Rosinski
Michael J. Rosinski, Chief Financial Officer

Date: May 31, 2005